Exhibit 99.2

GAP INC. APPROVES $1 BILLION SHARE REPURCHASE AUTHORIZATION

SAN FRANCISCO - November 21, 2013 - Gap Inc. (NYSE: GPS) today announced that its Board of Directors approved a new $1 billion share repurchase authorization for the company’s common stock, reinforcing the company’s commitment to returning excess cash to shareholders.

The company repurchased approximately 20 million shares for about $790 million during the third quarter of fiscal year 2013, completing all but $100 million of its existing share repurchase authorization. The new repurchase authorization follows the company’s recent announcement to increase its annual dividend per share by one-third, from $0.60 to $0.80, representing the second increase in fiscal year 2013.

“We’re pleased to have distributed over $1.1 billion in cash to shareholders year-to-date through our increased dividend and meaningful share repurchase activity,” said Sabrina Simmons, EVP and chief financial officer of Gap Inc. “Both the new authorization and the recent dividend increase underscore the company’s commitment to returning cash to shareholders.”

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	returning excess cash to shareholders;

•	increase in annual dividends.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 21, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com